U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Katana Fund LLC (formerly Peritus Capital Partners, LLC)**
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   (Last)                            (First)              (Middle)

1859 San Leandro Lane
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                                    (Street)

Santa Barbara, California 93108
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

3/30/2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

77-0493842
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4.   Issuer Name and Ticker or Trading Symbol

Viskase Companies, Inc. (VCIC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock                            1,531,462                       D**
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**  Please see Explanation of Responses, below (above Signature Lines).
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)






FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

After a change in the management of Katana Fund LLC (formerly, including at March 30, 2000, Peritus Capital Partners, LLC), it was discovered that this Form 3 was not timely filed. In order to rectify that error, this statement is being filed by Katana Fund LLC, its current manager, Katana Capital Advisors, LLC and Steven L. Gevirtz, the President of Katana Capital Advisors, LLC. Katana Fund LLC owns all of the shares reported on this Form 3.

At the date of the event that required the filing of this statement (March 30, 2000), Peritus Capital Partners, LLC was managed by Peritus Asset Management, Inc. At that time, Peritus Asset Management, Inc. would have been a ten percent owner pursuant to Rule 13(d), and as such should have filed this Form 3. At this time, however, (as noted above) Katana Fund LLC is managed by Katana Capital Advisors, LLC. As such, Katana Capital Advisors, LLC and its President, Steven L. Gevirtz, have been included as reporting persons on this statement.

Although Katana Capital Advisors, LLC and Mr. Gevirtz are each ten percent owners pursuant to Rule 13(d), neither Katana Capital Advisors, LLC nor Mr. Gevirtz has any pecuniary interest in the shares reported on this Form 3.
As such, Katana Capital Advisors, LLC and Mr. Gevirtz do not beneficially own any of the shares reported on this Form 3. Additionally, neither Katana Capital Advisors, LLC nor Mr. Gevirtz owns any other shares of Common Stock of the issuer.


-SIGNATURES

KATANA FUND LLC (fomrerly Peritus Capital Partners, LLC)

By: Katana Capital Advisors, LLC, Manager



By: /s/ _______________________________________________ ________________________
                 Steven L. Gevirtz, President                    Date


KATANA CAPITAL ADVISORS, LLC


By: /s/ _______________________________________________ ________________________
                 Steven L. Gevirtz, President                    Date


STEVEN L. GEVIRTZ


By: /s/ _______________________________________________ ________________________
                 Steven L. Gevirtz                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)